Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119273 on Form S-8 of our reports dated March 10, 2006, relating to the financial statements and financial statement schedule of Bucyrus International, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in this Annual Report on Form 10-K of Bucyrus International, Inc. for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Milwaukee , Wisconsin March 10, 2006